Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 1st QUARTER

LOSS OF $0.03 PER SHARE

Provides guidance for the 2nd quarter of 2008

CITY of INDUSTRY, CA, May 21, 2008 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), today announced that the company incurred a net loss in the first quarter of 2008 (13 weeks ended May 3, 2008) of $1.4 million, or $0.03 per share, compared with a net loss of $0.8 million, or $0.02 per share, in the first quarter of 2007 (13 weeks ended May 5, 2007). The first quarter 2008 results include approximately $0.01 per share of expense related to our online music initiative.

As previously reported, total sales for the first quarter of 2008 increased 1.1% to $159.0 million compared to $157.3 million for the first quarter last year. Total company comparable store sales declined 2.8% for the first quarter of fiscal 2008. A summary of the sales results by division (including internet) is as follows:

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change To Last Year	This Year	Last Year
FIRST QUARTER:
Hot Topic	$121.0	-2.5%	-3.0%	-4.4%
Torrid	$38.0	14.6%	-2.0%	7.3%
Total Co.	$159.0	1.1%	-2.8%	-2.3%

At the end of the first quarter of fiscal 2008, the company operated 686 Hot Topic stores and 154 Torrid stores compared to 695 Hot Topic stores and 131 Torrid stores at the end of first quarter fiscal 2007. During the first quarter of fiscal 2008, the company opened a total of four Torrid stores and closed four Hot Topic stores and one Torrid store. The company also remodeled or relocated seven Hot Topic stores during the quarter.

The company also announced that it estimates second quarter (ending August 2, 2008) loss per share to be in the range of $0.02 to $0.04, as compared to a loss per share of $0.04 last year, based upon comp sales in the range of flat to a low-single digit decline. Included in the guidance is approximately $0.01 to $0.02 per share of expense related to our online music initiative.

A conference call to discuss first quarter results, business trends, guidance and other matters is scheduled for May 21, 2008 at 4:30 PM (ET). The live conference call number is 888-679-8038, pass code “Hot Topic”, and will be accessible to all interested parties. In addition, the conference call will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. Participants who would like to pre-register for the conference call may do so by accessing the company’s Event Calendar on the Investor Relations website and using the pass code 57257191. A replay of the conference call will be available at 888-286-8010, pass code 70112586, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website.

Hot Topic, Inc. is a shopping mall-based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture licensed and influenced apparel, accessories, music and gift items to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel, lingerie, shoes and accessories that target young women principally between the ages of 15 and 29. As of May 3, 2008, the company operated 686 Hot Topic stores in all 50 states and Puerto Rico, 154 Torrid stores, and internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned prerecorded commentary contain forward-looking statements, which may include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings, new concepts, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended February 2, 2008. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Jim McGinty, CFO 626-839-4681 x2675

Megan Hall, Investor Relations 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 3, 2008	May 5, 2007
Net sales	$158,978	$157,282
Cost of goods sold, including buying, distribution and occupancy costs	107,353	105,695
Gross margin	51,625	51,587
Selling, general & administrative expenses	54,313	53,404
Loss from operations	(2,688)	(1,817)
Interest income-net	374	506
Loss before benefit for income taxes	(2,314)	(1,311)
Benefit for income taxes	(908)	(502)
Net loss	$(1,406)	$(809)
Loss per share:
Basic	$(0.03)	$(0.02)
Diluted	$(0.03)	$(0.02)
Shares used in computing loss per share:
Basic	43,717	44,245
Diluted	43,717	44,245

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 3, 2008	May 5, 2007
Current Assets:
Cash, cash equivalents and short-term investments	$41,933	$49,171
Inventory	77,329	75,062
Prepaid expenses and other	17,080	13,621
Deferred tax assets	4,298	3,680
Total current assets	140,640	141,534
Property and equipment, net	168,653	165,970
Deposits and other	1,497	962
Long-term investments	10,328	—
Deferred tax assets	6,609	4,059
Total assets	$327,727	$312,525
Current Liabilities:
Accounts payable	$21,912	$21,587
Accrued liabilities	28,709	27,667
Income taxes payable	984	—
Total current liabilities	51,605	49,254
Deferred rent	39,424	40,117
Deferred compensation liability	1,281	762
Income taxes payable	844	1,258
Total liabilities	93,154	91,391
Total shareholders’ equity	234,573	221,134
Total liabilities and shareholders’ equity	$327,727	$312,525

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	May 3, 2008	May 5, 2007
Depreciation and amortization	$9,935	$9,930
Capital expenditures	$7,456	$9,428
Total company store square footage	1,589,200	1,542,600
Hot Topic average store size	1,755	1,745
Torrid average store size	2,503	2,519